SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: July 19, 1996




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-7000
Item 5.  Other Events

A.  Performance Incentive Plan - Year-to-Date Financial Results

The following information includes forward-looking statements that involve a number of risks, uncertainties, and assumptions.
A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of Pacific Gas and Electric Company (PG&E) and designated subsidiaries. The Plan provides for awards based on
(1) PG&E's success in meeting overall corporate financial performance objectives, based on combined earnings per common share for PG&E's utility operations (including Pacific Gas Transmission Company (PGT), a wholly owned subsidiary of PG&E), Diablo Canyon Nuclear Power Plant (Diablo Canyon) operations and PG&E's diversified operations, conducted principally through PG&E Enterprises (Enterprises), a wholly owned subsidiary of PG&E; and
(2) the performance of the employee's organizational unit in meeting its specific unit, team or individual objectives. The organizational objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards for officers based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1996 Plan year was disclosed in a Report on Form 8-K/A dated January 18, 1996, and was based upon the corporate capital and operating budgets prepared for 1996.

The 1996 budgeted earnings per common share for the utility was derived from, among other things, (i) budgeted revenues as authorized by the California Public Utilities Commission (CPUC) for 1996 which include the results of the 1996 General Rate Case
(GRC), (ii) PG&E's capital budget for 1996 of approximately $1.3 billion for utility operations and (iii) budgeted utility operating expenses that are approximately $250 million greater than the amount adopted by the CPUC for recovery in the 1996 GRC. The higher expense level is primarily attributable to several projects related to transmission and distribution system reliability, and improved customer service and public information systems. The utility budgeted earnings per common share assumes contribution to earnings of $.11 per common share from PGT.

The budgeted earnings per common share for Diablo Canyon was derived from, among other things, (i) a reduction in the price of power produced by Diablo Canyon from 11.0 cents per kilowatt-hour
(kWh) in 1995 to 10.5 cents per kWh in 1996, consistent with the agreement to modify the Diablo Canyon rate case settlement (Diablo Settlement) which was approved by the CPUC in 1995, (ii) an operating capacity factor (excluding refueling outages) of 94.0%, (iii) an overall annual capacity factor of 88.8% and (iv) one 40-day refueling outage at Unit 2 during 1996. Budgeted operating expenses for 1996 relating to Diablo Canyon are approximately equal to those budgeted for 1995. Budgeted capital expenditures for Diablo Canyon are approximately $35 million for 1996, which is approximately 10% more than actual capital expenditures in 1995.

The budgeted earnings per common share for diversified operations assumes net income of $15 million from U.S. Generating Company, which is offset by budgeted net losses of $28 million attributable primarily to business activities involving international power generation and distribution, and energy products and services in U.S. utility markets. Actual results may vary significantly depending on the availability of attractive investment or acquisition opportunities.

All of the 1996 budgeted earnings per common share amounts assume that the average number of shares of common stock outstanding during 1996 is 406 million. The budgeted earnings per common share amounts assume no significant gain or loss on the sale of assets.

On a quarterly basis, PG&E discloses year-to-date financial performance relating to the three types of operations: utility, Diablo Canyon and diversified operations. For the six months ended June 30, 1996, selected financial information is shown below:

            (in thousands of dollars, except per share amounts)
                   Six Months Ended June 30, 1996
=================================================================
                             Actual    (1)           Budget
                          (unaudited)

Operating Revenues:
  Utility                 $ 3,517,324            $ 3,676,763
  Diablo Canyon               812,467  (2)           815,407
  Diversified Operations       57,643                 44,186
                          -----------            -----------
Total Consolidated        $ 4,387,434            $ 4,536,356
                          ===========            ===========

Net Income (Loss):
   Utility                $   179,878   (3)      $   308,771
   Diablo Canyon              186,930   (2)          182,695
   Diversified Operations       5,676                 (3,298)
                          -----------            -----------
Total Consolidated        $   372,484                488,168
                          ===========            ===========

Earnings (Loss) Per
Common Share:
  Utility                 $      0.41   (3)      $      0.73
  Diablo Canyon                  0.44   (2)             0.43
  Diversified Operations         0.01                  (0.01)
                          -----------            -----------
Total Consolidated        $      0.86            $      1.15
                          ===========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the period. All material adjustments are of a normal recurring nature, except as noted below. This information should be read in conjunction with the 1995 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in PG&E's Annual Report on Form 10-K, and the Consolidated Financial Statements and Notes to Consolidated Financial Statements in PG&E's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

(2) Diablo Canyon operated at an overall capacity factor of 83.5% compared to a budgeted overall capacity factor of 83.6% for the six months ended June 30, 1996.

(3) Utility maintenance and other operating expenses were higher than budgeted due to higher expenses for certain distribution reliability and customer service activities. In addition, utility earnings were adversely impacted by a one-time charge of $133 million ($.19 per share) for the settlement of litigation relating to groundwater contamination near the Hinkley Compressor Station. See Item C. below.

Although budgeted corporate earnings per common share is a performance target and is not a forecast of actual performance that will be realized by PG&E, it does constitute a forward-looking statement which is subject to various risks and uncertainties. Actual performance during the year may differ materially from the budgeted amount. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's Consolidated Financial Statements or in PG&E's Annual Report on Form 10-K, which could materially affect PG&E's performance during the year. The factors and uncertainties which could cause actual results to differ materially from budgeted amounts include the following:

- -    The outcome of the California electric industry
     restructuring and the transition to a competitive environment, including the extent to which PG&E will be able to recover its stranded costs (costs which are above market and could not be recovered under market-based pricing) through a competition transition charge
     (CTC) or otherwise. The restructuring may adversely impact PG&E's returns on its investments in utility generating assets and its ability to recover certain other costs, including qualifying facilities (QF) power purchase obligations and generation-related regulatory assets.

- -    Changes in accounting due to changes in the regulatory
     or competitive environment in the electric or gas industries, including a change in the method or lives used to depreciate plant and the possible discontinued application of Statement of Financial Accounting
     Standards No. 71.

- -    The continued operation of Diablo Canyon at assumed
     operating levels and under the rates and terms specified in the existing Diablo Settlement. Under the prices for 1996, each Diablo Canyon operating unit contributes approximately $2.7 million in revenues per day.

- -    The outcome of the Gas Accord negotiations and
     resolution of existing regulatory issues. PG&E has proposed to settle several outstanding gas regulatory issues that are currently pending at the CPUC in separate proceedings, including issues relating to PG&E's capacity commitments with Transwestern Pipeline
     Company, the Interstate Transition Cost Surcharge proceeding and the reasonableness proceeding for the PG&E portion of the PGT/PG&E Pipeline Expansion.

- -    Utility maintenance and operating expense levels
     through the balance of the year. These expenses have been higher than budgeted due to certain distribution reliability and customer service activities.

B.  Electric Industry Restructuring

As directed by the CPUC's December 1995 electric industry restructuring decision, PG&E recently has made several filings on various aspects of the electric industry restructuring.

     1)  Performance Based Ratemaking Proposal

The restructuring decision requires PG&E to file proposals to establish performance-based ratemaking (PBR) for its electric generation and distribution functions. On July 15, 1996, PG&E submitted an application proposing to establish a PBR mechanism for a portion of its electric generation services. The application does not include a detailed proposal for a distribution PBR, as the CPUC has deferred filing of a distribution PBR mechanism until the Federal Energy Regulatory Commission (FERC) provides further guidance on the separation of transmission and distribution functions and costs.

Key elements of PG&E's proposed generation PBR include the following:

- -    PG&E proposes a combined PBR recovery of its hydroelectric and geothermal generating unit costs. The proposed mechanism consists of a base revenue amount that is indexed to account for inflation less a productivity offset. Adjustments are made to account for shared earnings, fuel costs, performance standards and extraordinary costs or savings. Implementation of the hydroelectric/geothermal PBR would begin on January 1, 1998, the proposed start date for the restructured industry, and, if PG&E's proposal to modify the Diablo Settlement and effect a customer electric rate freeze is adopted, terminate by the end of 2001, at which time all generation will be priced at market levels.

- -    For all fossil generation units, PG&E proposes that after
     January 1, 1998, sunk costs be recovered directly through the CTC component of rates, consistent with the CPUC's restructuring decision. Sunk costs include such items as net plant, working capital and regulatory assets. Fossil generation plant sunk costs will be identified in the Sunk Cost Application to be filed by PG&E on August 1, 1996.

- -    PG&E proposes that all other costs to operate its fossil
     generation units incurred after January 1, 1998 (i.e., fixed and variable operating costs including capital additions) would be recovered either through revenues from sales through the wholesale power pool (Exchange) or through contracts with the Independent System Operator (ISO) which will manage and control the electric transmission system.

          - For fossil units required by the ISO to maintain transmission system reliability (referred to as "constrained on" units), PG&E's primary proposal is to recover each plant's non-sunk costs through a FERC-approved short-term contract with the ISO for those services necessary to ensure transmission system reliability. PG&E proposes that these contracts recover all of the plants' fixed operating costs and that portion of the variable operating costs incurred to provide ISO services. The ISO could use a competitive procurement process to determine which plants would receive such contracts. As a secondary proposal, PG&E recommends an interim PBR mechanism for fossil plants that are needed by the ISO. This secondary proposal would be in effect only in the event the FERC has not approved ISO contracts by the start of the Exchange operation. These fossil generation plants may also sell into the Exchange and incur additional variable operating costs related to Exchange sales. PG&E proposes to offset the CTC account with any Exchange revenues above the additional variable operating costs.

          - For fossil units that are not called upon to provide ISO services (referred to as "energy commodity" units), PG&E would be fully at risk for the recovery of variable and fixed operating costs of these units through the revenues it receives from the Exchange. No ISO contracts or PBR mechanism are proposed for these units. If revenues from the Exchange exceed the fixed and variable costs for the energy commodity units, PG&E would retain up to 150 basis points above the authorized return and any remaining revenues would be used to offset the amount remaining in the CTC account.

PG&E indicated that its PBR application will be supplemented with actual revenue requirement information in early 1997 once the ISO contract structure is developed and filed with the FERC.

     2)  Unbundling Proposal

Also on July 15, 1996, PG&E submitted a preliminary unbundling proposal relating to the separation of electric rates and the costs that underlie them into five basic components: generation, CTC, transmission, distribution and public purpose programs. The preliminary filing includes a conceptual discussion of the process of unbundling electric base revenues (i.e., costs not associated with fuel or purchased power) into these five categories. PG&E's formal unbundling application with implementation details will be filed by November 15, 1996, and will incorporate any resolution at FERC regarding the separation between distribution and transmission.

     3)  Market Power Filing

As required by the CPUC's electric industry restructuring decision, in April 1996 PG&E and the other California investor-owned utilities submitted an application to FERC to make sales of electric energy at market-based rates through the Exchange. In support of that filing, on July 19, 1996, PG&E filed a report with the FERC analyzing market power issues in connection with sales of electric energy in the Exchange and discussing options for mitigating any such market power. In its restructuring decision, the CPUC defined market power as "the ability of a particular seller or group of sellers to maintain prices profitably above competitive levels for a significant period of time."

PG&E's analysis identifies two market imperfections. The first relates to market concentration. PG&E's analysis shows that after divestiture of at least 50% of fossil generation by both PG&E and Southern California Edison Company, the potential for market power is low, except during periods when transmission is constrained from Southern California to Northern California. However, the potential for market power is high prior to such time as divestiture can be accomplished. PG&E concludes that divestiture is the preferred remedy to address the horizontal market power reflected in the analysis. To mitigate potential market power prior to divestiture, PG&E proposes to enter into contracts with independent parties to temporarily transfer the ability to bid specific PG&E generating resources into the Exchange. These transfers of the right to bid will be for a limited duration until more permanent measures, such as divestiture of generation ownership, can be implemented to ensure adequate levels of competition.

The second market imperfection identified in PG&E's filing relates to "must run" generation, i.e., certain generation that must run to ensure reliability of the integrated electric power grid. When must-run generation is required, owners of these units could exercise market power by increasing its bid price to noncompetitive levels. To mitigate this risk, PG&E proposes a "call" contract with the ISO, under which the ISO will pay the generator a reservation fee for the right to call upon the unit when needed for reliability. In addition, the generator will be paid its variable operating costs when called upon by the ISO. PG&E believes the ISO should be allowed to award call contracts in a competitive bid process. Under its proposal, PG&E would commit to make its own units available for must-run operations for a reservation fee that will not exceed its annual fixed operating costs, plus incremental capital additions necessary for reliability. When not required by the ISO for must-run generation, PG&E's generating facilities would be unconstrained bidders into the Exchange.

C.  Hinkley Compressor Station Litigation

In May 1993, a complaint was filed in San Bernardino County Superior Court on behalf of a number of individuals seeking recovery of an unspecified amount of damages for personal injuries and property damage allegedly suffered as a result of exposure to chromium near PG&E's Hinkley Compressor Station, located along PG&E's gas transmission system in San Bernardino County, as well as punitive damages. The plaintiffs contend that between 1951 and 1966 PG&E discharged chromium-contaminated wastewater into unlined ponds, which led to chromium percolating into the groundwater of surrounding property.

PG&E and the plaintiffs had reached a settlement pursuant to which plaintiffs agreed to arbitration of their actions for resolution of issues concerning the cause and extent of any damages suffered by plaintiffs and PG&E agreed to pay an aggregate amount of no more than $400 million in settlement of plaintiffs' claims. In June 1996, PG&E and plaintiffs' counsel reached agreement on an amendment to that settlement. Under the amended agreement, PG&E agreed to settle the plaintiffs' claims for the aggregate sum of $333 million, $50 million of which PG&E has previously paid.

Of the $283 million that PG&E was required to pay under the amended settlement, $20 million was paid into an escrow account which is intended to secure the obligation of plaintiffs and their attorneys to indemnify PG&E against additional losses from related future claims in connection with the contamination. That amount will be released only when all of the plaintiffs sign a supplemental release in which they agree to the amended settlement.

Taking into account amounts previously paid or accrued in respect of this litigation, the Company incurred a charge of $133 million in June 1996 as a result of the amended settlement.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                LESLIE H. EVERETT
                              By ________________________________
                               LESLIE H. EVERETT
                               Corporate Secretary


Dated:  July 19, 1996